EXHIBIT 99

Michael Zabel (716) 842-2311	Immediate Thursday, April 21, 2005

M&T NAMES PINTO CHAIRMAN OF MID-ATLANTIC DIVISION;
PROMOTES JONES TO CFO

BUFFALO, N.Y. -— M&T Bank Corporation (“M&T”)(NYSE:MTB) announced today that Vice Chairman and Chief Financial Officer Michael P. Pinto has been appointed Chairman and Chief Executive Officer of the bank’s Mid-Atlantic Division. Pinto replaces Eugene J. Sheehy, who was named Group Chief Executive Designate by Allied Irish Banks, p.l.c. Succeeding Pinto as CFO is Rene F. Jones, Senior Vice President and manager of M&T’s Financial Performance Measurement Department.

“Mike Pinto’s banking experience goes far beyond balance sheets and income statements,” said M&T Chairman and CEO Robert G. Wilmers. “Over the past twenty years, Mike has been integrally involved in developing and executing the principles upon which M&T has built its success – principles embodied in Mike’s commitment to our shareholders, customers, employees and communities. Given the depth and breadth of his experience, I know that Mike will help us achieve even greater growth and success in our Mid-Atlantic markets.”

“M&T Bank has been successful in our Mid-Atlantic markets because we’ve remained consistent to the basic principles that make us successful in our other markets – we work hard to earn the trust of our customers, build teamwork among our employees and become engaged in our community,” said Pinto, who will now be responsible for M&T’s overall business activities in Maryland, Pennsylvania, Virginia, the District of Columbia, West Virginia and Delaware. “M&T has accomplished so much since we entered this dynamic market, and I look forward to working with our team to build upon that success.”

Pinto joined M&T Bank in 1985 as an Executive Associate. In 1987, he was named Vice President and Division Controller for the Retail Bank. He became Administrative Vice President and Manager, Financial Planning and Analysis in 1989, and held that position until 1993 when he was named Senior Vice President and Controller. Mr. Pinto was appointed Executive Vice President and Chief Financial Officer in 1996, and was named Vice Chairman of M&T Bank in 2003.

Prior to joining M&T Bank Corporation, Mr. Pinto served as a consultant and research assistant at the Wharton Applied Research Center, as a supervisor for Peat Marwick & Co. in Zambia, and as an audit manager for accounting firms in his native India.

Mr. Pinto received his MBA from the Wharton School of the University of Pennsylvania and is a graduate of the University of Delhi in India. He is a member of the Board of Trustees for Canisius High School and Daemen College, and is a member of the Finance Committee for Shea’s Performing Arts Center. He and his wife Priya will be relocating to the Baltimore area.

Jones began his career with M&T in 1992 as an Executive Associate. As head of the bank’s Financial Performance Measurement activities, Jones has overseen numerous functions within the bank’s Finance Division, including Financial Planning and Analysis, Profitability Reporting, Corporate Finance, Investor Relations and Operational Risk Management.

Jones received his undergraduate degree in Management Science from Boston College, and holds Masters degrees in Finance and in Organization and Markets from the University of Rochester’s William E. Simon School of Business. Jones is also a Certified Public Accountant. He serves as Treasurer on the Board of Shea’s Performing Arts Center. He resides in Amherst with his wife, Brigid.

“Rene has developed, refined and managed many of the key functions in our Finance Division – and his transition to the office of CFO will be smooth for those both inside and outside the bank who rely on the CFO for information about our company’s performance,” said Wilmers. “We have long relied on Rene not only for accurate data, but also for his keen analysis.”

M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia.

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